                                   EXHIBIT 11

                        Computation of Net Loss Per Share

                                                                                                          Nine Months Ended
                                                              Year Ended December 31,                        September 30,
                                                    ---------------------------------------------    ------------------------------
                                                        1996            1997           1998              1997            1998
                                                    -------------- --------------- --------------    --------------  --------------
                                                                                                      (Unaudited)     (Unaudited)

Loss from Continuing Operation                                     $           -   $   (271,002)     $     (5,805)   $ (8,147,073)

Loss from Discontinued Operations                   $(3,314,094)     (11,235,237)   (11,106,826)      (10,195,343)     (5,068,553)

Preferred Stock Dividend - Discontinued Operations            -       (1,181,250)   (15,250,500)      (15,250,500)              -
                                                     ----------    -------------   ------------      --------------  ------------

Net Loss to Common Stockholders -
Discontinued Operations                                             $(12,416,487)  $(26,628,328)     $(25,451,648)   $(13,215,626)
                                                                   =============   ============      ============    ============

Basic and Diluted Weighted Average
Number of Common Shares Outstanding                                    1,804,700      4,711,351         3,796,197       8,647,063
                                                                   =============   ============      ============    ============

Basic and Diluted Net Loss Per Common Share -
Continuing Operations                                              $        0.00   $      (0.06)     $       0.00    $      (0.94)
                                                                   =============   ============      ============    ============

Basic and Diluted Net Loss Per Common Share -
Discontinued Operations                                            $       (6.88)  $      (5.59)     $      (6.70)   $      (0.59)
                                                                   =============   ============      ============    ============

Pro Forma Information (Unaudited):

Net loss - discontinued operations                   (3,314,094)

Pro forma tax provision                                       -
                                                    -----------

Pro forma net loss - discontinued operations        $(3,314,094)
                                                    ===========

Net Loss Per Share Data:

Basic and diluted weighted average number
of common shares outstanding                            934,810
                                                    ===========

Basic and diluted net loss per share common
share - discontinued operations                     $     (3.55)
                                                    ===========

o In 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" for all applicable periods presented in the accompanying financial statements. See Note 2 to the Company's financial statements included herein.